Exhibit 99.1
Mission ProduceTM Announces Fiscal 2022 Third Quarter Financial Results
OXNARD, Calif. -- September 8, 2022 -- (GLOBE NEWSWIRE) Mission Produce, Inc. (Nasdaq: AVO) (“Mission” or the “Company”), a world leader in sourcing, producing, and distributing fresh Hass avocados with additional offerings in mangos, today reported its financial results for the fiscal third quarter ended July 31, 2022.
Fiscal Third Quarter 2022 Highlights:
•Total revenue of $313.2 million, a 27% increase driven by average selling price increases of 42%, partially offset by a 11% decrease in avocado volume sold, compared to the same period last year
•Net income of $18.4 million, or $0.26 per diluted share, compared to $18.4 million, or $0.26 per diluted share, for the same period last year
•Adjusted net income of $18.9 million, or $0.27 per diluted share, compared to $19.1 million, or $0.27 per diluted share, for the same period last year
•Adjusted EBITDA of $31.6 million compared to $30.1 million for the same period last year
•Appointed Tim Bulow as President and Chief Operating Officer, further strengthening the Company’s executive leadership team
CEO Message
“We produced strong revenue growth in the third quarter due to sustained strength in pricing amid lower industry supply. We achieved robust per-unit margins in the third quarter, demonstrating the flexibility of our diversified global sourcing platform which helps offset volatility from Mexican source markets,” commented Steve Barnard, Founder and CEO of Mission Produce. “Our Peruvian farming operations are performing well this season, and we expect to produce approximately 15% more volume than what we achieved in fiscal 2021. Reliable access to our owned fruit during the transitional Mexican season allows us to make long-term commitments to our retail partners, bringing confidence and stability to the program, which is a capability that Mission is uniquely able to deliver for customers. We are well positioned heading into our fourth quarter and expect that industry supply constraints will ease, causing some softening of the pricing environment which has historically led to improving consumption trends across the global markets that we serve.”
Fiscal Third Quarter 2022 Consolidated Financial Review
Total revenue for the third quarter of fiscal 2022 increased 27% to $313.2 million, as compared to $246.8 million for the same period last year. Growth was driven by a 42% increase in average per-unit avocado sales prices due to lower industry supply out of Mexico, as well as inflationary pressures. Partially offsetting price gains was a decrease in avocado volume sold of 11%, which was primarily driven by lower Mexican supply. Domestic volumes declined at a lower rate relative to export markets for the period, demonstrating the resiliency of demand for avocados amid higher price points in the U.S. market.
Gross profit for the third quarter increased $1.7 million or 4%, to $42.6 million, and gross profit percentage decreased 300 basis points to 13.6% of revenue. The increase in gross profit was primarily driven by higher per-unit margin, partially offset by the impact of lower avocado volume sold and its related impact on fixed cost absorption in the Company’s Marketing & Distribution segment. Margin is primarily managed on a per-unit basis in the Marketing and Distribution segment, which can lead to significant movement in gross profit percentage when sales prices fluctuate. Gross profit in its International Farming segment was essentially flat with the prior year period.
Selling, general and administrative expense (“SG&A”) for the third quarter increased $3.4 million to $20.6 million, primarily due to higher employee-related costs driven by higher stock-based compensation expense and labor inflation, as well as non-capitalizable costs associated with the implementation of the new ERP system in the Company’s Marketing and Distribution segment. Additionally, the Company recorded a $0.8 million gain on insurance settlement in the same period last year. The consolidation of Moruga during the third quarter of 2022 increased selling, general and administrative expense by $0.5 million.
Net income for the third quarter of fiscal 2022 was $18.4 million, or $0.26 per diluted share, compared to $18.4 million, or $0.26 per diluted share, for the same period last year.

Exhibit 99.1
Adjusted net income for the third quarter of fiscal 2022 was $18.9 million, or $0.27 per diluted share, compared to $19.1 million, or $0.27 per diluted share, for the same period last year.
Adjusted EBITDA was $31.6 million for the third quarter of fiscal 2022, compared to $30.1 million for the same period last year, due primarily to higher per-unit gross margins, partially offset by the impact of lower avocado volume sold.
Fiscal Third Quarter Business Segment Performance
On May 1, 2022, a reconsideration event occurred wherein Mission Produce obtained a controlling interest in Moruga, an entity for which the Company owns a 60% equity interest, previously accounted for under the equity method. Moruga is an entity which farms blueberries in Peru through a wholly owned subsidiary. Following this event, Moruga was prospectively consolidated in the Company’s results of operations. The Company’s reportable segments are presented based on how information is used by the CEO to measure performance and allocate resources. As the information used by the CEO was expanded to include the results of Moruga, the Company determined its reportable segments to be:
•Marketing and Distribution. The Marketing and Distribution reportable segment sources fruit from growers and then distributes the fruit through the Company’s global distribution network.
•International Farming. International Farming owns and operates orchards from which substantially all fruit produced is sold to the Marketing and Distribution segment. Its farming activities range from cultivating early-stage plantings to harvesting from mature trees, and it also earns service revenues for packing and processing for the Blueberries segment, as well as for third-party producers of other crops during the avocado off-harvest season. Operations are principally located in Peru, with smaller operations emerging in other areas of Latin America.
•Blueberries. The new Blueberries segment represents the results of Moruga, subsequent to its consolidation on May 1, 2022. Moruga’s farming activities include cultivating early-stage blueberry plantings and harvesting mature bushes. Substantially all of blueberries produced are sold to a single distributor under an exclusive marketing agreement.
Marketing & Distribution
Net sales in the Marketing & Distribution segment increased 29% to $308.9 million for the quarter, due to the same drivers impacting consolidated revenue.
Segment adjusted EBITDA increased $2.4 million or 18% to $15.5 million, due to the same drivers impacting consolidated adjusted EBITDA.
International Farming
Substantially all sales of fruit from the International Farming segment are to the Marketing and Distribution segment, with the remainder of revenue largely derived from services provided to third parties and the Blueberries segment. Affiliated sales are concentrated in the second half of the fiscal year in alignment with the Peruvian avocado harvest season, which typically runs from April through August of each year. As a result, adjusted EBITDA for International Farming is generally concentrated in the third and fourth quarters of the fiscal year in alignment with the timing of sales. The Company operates approximately 300 hectares of mangos in Peru that are largely in an early-stage of production. The timing of the mango harvest is concentrated in the fiscal second quarter and, as a result, mangos have a more pronounced impact on segment financial performance during this timeframe.
Total segment sales in the International Farming segment decreased $1.5 million, or 2% in the three months ended July 31, 2022 compared to the same period last year, due primarily to lower third-party service revenue. Affiliated sales were slightly higher due to increase in avocado volume harvested and sold. Segment affiliated sales reflects the consideration returned to the International Farming segment net of logistics costs, the most significant of which is ocean freight. The higher average per-unit pricing that was realized in third quarter was offset by these higher logistics costs.
Segment adjusted EBITDA decreased $0.7 million or 4% to $16.3 million primarily due to inflationary pressures on input costs in the Company’s farming and packing operations in Peru.
Blueberries
Net sales in the Blueberries segment in the three months ended July 31, 2022 were $0.3 million. Segment adjusted EBITDA for the three months ended July 31, 2022 was $(0.2) million.
Balance Sheet and Cash Flow
Cash and cash equivalents were $43.8 million as of July 31, 2022 compared to $84.5 million as of October 31, 2021.
The Company’s operating cash flows are seasonal in nature and can be temporarily influenced by working capital shifts resulting from varying payment terms to growers in different source regions. In addition, the Company is building its growing crops inventory in its International Farming

Exhibit 99.1
segment during the first half of the year for ultimate harvest and sale that will occur during the second half of the fiscal year. While these increases in working capital can cause operating cash flows to be unfavorable in individual quarters, it is not indicative of operating cash performance that management expects to realize for the full year.
Net cash used in operating activities was $3.0 million for the nine months ended July 31, 2022 compared to cash provided by operating activities of $15.2 million in the respective period last year. The change reflected lower net income in fiscal 2022, partially offset by favorable change in working capital year over year. Within working capital, a favorable change in grower payables were partially offset by unfavorable changes in inventory and accounts receivable. Changes in grower payables and account receivable were due to increases in per-unit fruit pricing compared to prior year. Changes in inventory were due to increases in the per-unit value of fruit on hand in North America and higher growing crop inventory in Peru, driven by inflationary pressures on farming costs and additional productive acreage, compared to last year.
Capital expenditures were $42.0 million for the nine months ended July 31, 2022, compared to $61.3 million in the same period last year. Current year expenditures were concentrated in the purchase of farmland in Peru as well as land improvements and orchard development in Peru and Guatemala.
Outlook
For the fiscal fourth quarter of fiscal year 2022, the Company is providing the following industry update to inform modeling assumptions:
•The industry is expecting fourth quarter volumes to increase sequentially and remain consistent with the prior year period, primarily due to ample Peruvian product in the supply chain, along with the transition to the new Mexican crop, which is expected to be larger than the prior year.
•Pricing peaked early in third quarter and based on the expectation for sequentially improving industry volumes, the Company believes that the pricing environment should continue to soften further during fiscal fourth quarter.
•Expectations for avocado production from owned farms in the range of 110 million to 120 million pounds for the full harvest season (versus 101 million pounds in fiscal 2021), of which approximately 38 million pounds was sold through as of the end of fiscal third quarter.
Conference Call and Webcast
As previously announced, the Company will host a conference call to discuss its third quarter of fiscal 2022 financial results today at 5:00 p.m. ET.
The conference call can be accessed live over the phone by dialing (877) 407-9039 or for international callers by dialing (201) 689-8470. A replay of the call will be available through September 22, 2022 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13731623.
The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at https://investors.missionproduce.com. An archived replay of the webcast will also be available shortly after the live event has concluded.
Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures “adjusted net income” and “adjusted EBITDA.” Management believes these measures provide useful information for analyzing the underlying business results. These measures are not in accordance with, nor are they a substitute for or superior to, the comparable financial measures by generally accepted accounting principles.
Mission Produce adjusted net income (loss) refers to net income (loss) attributable to Mission Produce, before stock-based compensation expense, unrealized gain (loss) on derivative financial instruments, foreign currency gain (loss), farming costs for nonproductive orchards (which represents land lease costs), certain noncash and nonrecurring ERP costs, transaction costs, material legal settlements, further adjusted by any special, non-recurring, or one-time items such as remeasurement, impairment or discrete tax charges that are distortive to results, and tax effects of these items, if any, and the after-tax impact of these non-GAAP adjustments attributable to noncontrolliing interest, allocable to the noncontrolling owners based on their percentage of ownership interest.
Adjusted EBITDA refers to net income (loss), before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by asset impairment and disposals, net of insurance recoveries, farming costs for nonproductive orchards (which represents land lease costs), certain noncash and nonrecurring ERP costs, transaction costs, material legal settlements, and any special, non-recurring, or one-time items such as remeasurements or impairments, and any portion of these items attributable to the noncontrolling interest, all of which are excluded from the results the CEO reviews uses to assess segment performance and results.
Reconciliations of these non-GAAP financial measures to the most comparable GAAP measure are provided in the table at the end of this press release.

Exhibit 99.1
About Mission Produce, Inc.
Mission Produce is a global leader in the worldwide avocado business. Since 1983, Mission Produce has been sourcing, producing and distributing fresh Hass avocados, and as of 2021, fresh mangos, to retail, wholesale and foodservice customers in over 25 countries. The vertically integrated Company owns and operates four state-of-the-art packing facilities in key growing locations globally, including California, Mexico and Peru and has additional sourcing capabilities in Chile, Colombia, the Dominican Republic, Guatemala, Brazil, Ecuador, South Africa and more, which allow the company to provide a year-round supply of premium fruit. Mission’s global distribution network includes 12 forward distribution centers that are strategically positioned in key markets throughout North America, China and Europe, offering value-added services such as ripening, bagging, custom packing and logistical management. For more information, please visit www.missionproduce.com.
Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this press release address a variety of subjects, including statements about our short-term and long-term assumptions, goals and targets. Many of these assumptions relate to matters that are beyond our control and changing rapidly. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including: limitations regarding the supply of avocados, either through purchasing or growing; the loss of one or more of our largest customers or a reduction in the level of purchases by customers; doing business internationally, including Mexican and Peruvian economic, political and/or societal conditions; fluctuations in market prices of avocados; increasing competition; inherent farming risks; variations in operating results due to the seasonality of the business; general economic conditions; the effects of the COVID-19 pandemic, including resulting economic conditions; inflationary pressures and increases in costs of commodities or other products used in our business; food safety events and recalls of our products; changes to USDA and FDA regulations, U.S. trade policy, and/or tariff and import/export regulations; restrictions due to health and safety laws; significant costs associated with compliance with environmental laws and regulations; acquisitions of other businesses; the ability of our infrastructure to handle our business needs; supply chain optimization failures or disruptions; disruption to the supply of reliable and cost-effective transportation; failure to recruit and retain key personnel and an adequate labor supply and lack of good employee relations; information system security risks, data protection breaches and systems integration issues; changes in privacy and/or information security laws, policies and/or contractual arrangements; material litigation or adverse governmental actions; failure to maintain or protect our brand; changes in tax rates or international tax legislation; risks associated with our indebtedness; the viability of an active, liquid, and orderly market for our common stock; volatility in the trading price of our common stock; concentration of control in our executive officers, directors and principal stockholders over matters submitted to stockholders for approval; limited sources of capital appreciation; significant costs associated with being a public company and the allocation of significant management resources thereto; reliance on analyst reports; failure to maintain proper and effective internal control over financial reporting; restrictions on takeover attempts in our charter documents and under Delaware law; the selection of Delaware as the exclusive forum for substantially all disputes between us and our stockholders; the Russia/Ukraine conflict; and other risks and factors discussed from time to time in our Annual and Quarterly Reports on Forms 10-K and 10-Q and in our other filings with the Securities and Exchange Commission. You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.
You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.
Contacts:
Investor Relations
ICR
Jeff Sonnek
646-277-1263
jeff.sonnek@icrinc.com
Media
Jenna Aguilera
Marketing Communications Manager
Mission Produce, Inc.
press@missionproduce.com

MISSION PRODUCE, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(In millions, except for shares)	July 31, 2022	October 31, 2021
Assets
Current Assets:
Cash and cash equivalents	$43.8	$84.5
Restricted cash	3.1	6.1
Accounts receivable
Trade, net of allowances	91.6	73.8
Grower and fruit advances	3.1	0.6
Miscellaneous receivables	15.8	12.3
Inventory	92.7	48.2
Prepaid expenses and other current assets	8.3	11.6
Loans to equity method investees	2.1	3.3
Income taxes receivable	7.3	6.7
Total current assets	267.8	247.1
Property, plant and equipment, net	473.3	424.2
Operating lease right-of-use assets	67.5	43.9
Equity method investees	26.0	52.7
Loans to equity method investees	—	1.8
Deferred income tax assets, net	8.2	7.6
Goodwill	88.9	76.4
Intangible asset, net	2.8	—
Other assets	19.9	19.8
Total assets	$954.4	$873.5

Liabilities and Equity
Liabilities
Accounts payable	$34.2	$22.8
Accrued expenses	29.0	28.8
Income taxes payable	3.2	1.9
Grower payables	42.7	22.2
Long-term debt—current portion	8.8	8.8
Operating leases—current portion	4.5	3.6
Finance leases—current portion	1.1	1.1
Total current liabilities	123.5	89.2
Long-term debt, net of current portion	148.5	155.1
Operating leases, net of current portion	65.4	42.5
Finance leases, net of current portion	1.5	2.2
Income taxes payable	3.1	3.5
Deferred income tax liabilities, net	29.7	26.8
Other long-term liabilities	19.4	20.0
Total liabilities	391.1	339.3
Equity
Mission Produce shareholders' equity	543.6	534.2
Noncontrolling interest	19.7	—
Total equity	563.3	534.2
Total liabilities and equity	$954.4	$873.5

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
(In millions, except for per share amounts)	2022	2021	2022	2021
Net sales	$313.2	$246.8	$807.9	$654.7
Cost of sales	270.6	205.9	745.0	564.0
Gross profit	42.6	40.9	62.9	90.7
Selling, general and administrative expenses	20.6	17.2	58.0	48.1
Operating income	22.0	23.7	4.9	42.6
Interest expense	(1.5)	(1.0)	(3.5)	(2.7)
Equity method income	1.7	2.1	3.6	4.2
Remeasurement gain on business combination with Moruga	2.0	—	2.0	—
Other (expense) income	(0.9)	(0.5)	3.6	(0.8)
Income before income taxes	23.3	24.3	10.6	43.3
Provision for income taxes	5.4	5.9	3.7	15.3
Net income	$17.9	$18.4	$6.9	$28.0
Net loss attributable to noncontrolling interest	0.5	—	0.5	—
Net income attributable to Mission Produce	$18.4	$18.4	$7.4	$28.0

Net income per share attributable to Mission Produce:
Basic	$0.26	$0.26	$0.10	$0.40
Diluted	$0.26	$0.26	$0.10	$0.39

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Nine Months Ended July 31,
(In millions)	2022	2021
Operating Activities
Net income	$6.9	$28.0
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Provision for losses on accounts receivable	0.1	—
Depreciation and amortization	17.2	13.7
Amortization of debt issuance costs	0.3	0.2
Noncash lease expense	3.9	3.0	(1)
Equity method income	(3.6)	(4.2)
Stock-based compensation	2.6	2.0
Dividends received from equity method investees	2.2	1.7
Losses (gains) on asset impairment, disposals and sales, net of insurance recoveries	0.2	0.2
Deferred income taxes	(0.7)	4.8
Remeasurement gain on business combination with Moruga	(2.0)	—
Unrealized gains on derivative financial instruments	(3.1)	(0.1)
Other	0.1	(0.2)
Effect on cash of changes in operating assets and liabilities:
Trade accounts receivable	(18.1)	(12.3)
Grower fruit advances	(2.5)	(0.1)
Miscellaneous receivables	(0.8)	(0.2)
Inventory	(35.0)	(29.1)
Prepaid expenses and other current assets	1.4	(0.9)	(1)
Income taxes receivable	(0.4)	(3.1)
Other assets	1.1	(4.9)
Accounts payable and accrued expenses	10.1	10.9
Income taxes payable	0.9	0.8
Grower payables	20.9	7.9
Operating lease liabilities	(3.3)	(1.4)	(1)
Other long-term liabilities	(1.4)	(1.5)	(1)
Net cash (used in) provided by operating activities	$(3.0)	$15.2
Investing Activities
Purchases of property and equipment	(42.0)	(61.3)
Proceeds from sale of property, plant and equipment	2.9	2.3
Insurance proceeds for the replacement of property, plant and equipment	—	0.8
Cash acquired in consolidation of Moruga	4.3	—
Investment in equity method investees	(0.4)	(0.2)
Loans to equity method investees	—	(2.0)
Loan repayments from equity method investees	1.0	1.5
Net cash used in investing activities	$(34.2)	$(58.9)
Financing Activities
Borrowings on revolving credit facility	40.0	—
Payments on revolving credit facility	(40.0)	—
Principal payments on long-term debt obligations	(6.6)	(5.7)
Principal payments on finance lease obligations	(1.0)	(0.9)
Net cash used in financing activities	$(7.6)	$(6.6)
Effect of exchange rate changes on cash	(0.5)	—
Net decrease in cash, cash equivalents and restricted cash	(45.3)	(50.3)
Cash, cash equivalents and restricted cash, beginning of period	92.2	127.0
Cash, cash equivalents and restricted cash, end of period	$46.9	$76.7

Summary of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets:
Cash and cash equivalents	$43.8	$70.9

MISSION PRODUCE, INC.

	Nine Months Ended July 31,
(In millions)	2022	2021
Restricted cash	3.1	4.2
Restricted cash included in other assets	—	1.6
Total cash, cash equivalents, and restricted cash shown in the condensed consolidated statements of cash flows	$46.9	$76.7
(1)Prior period amounts differ from those previously reported due to the adoption of ASC 842, Leases, effective November 1, 2020, which was first presented in the Company’s annual report on Form-10K for the year ended October 31, 2021.

MISSION PRODUCE, INC.
Reconciliation of Non-GAAP Financial Measures to GAAP (Unaudited)
The following tables reconcile the non-GAAP measures “adjusted net income” and “adjusted EBITDA” to their comparable GAAP measures. Refer also to “Non-GAAP Financial Measures” earlier in this press release.
Adjusted net income

	Three Months Ended July 31,		Nine Months Ended July 31,
(In millions, except for per share amounts)	2022	2021	2022	2021
Net income attributable to Mission Produce	$18.4	$18.4	$7.4	$28.0
Stock-based compensation	0.9	0.5	2.6	2.0
Unrealized gains on derivative financial instruments	(0.4)	(0.4)	(4.5)	(1.8)
Foreign currency loss	1.2	1.0	1.1	2.8
Asset impairment and disposals, net of insurance recoveries	0.2	(0.2)	0.2	(0.2)
Farming costs for nonproductive orchards	0.3	—	1.1	—
ERP costs(1)	1.0	—	3.8	—
Transaction costs	—	—	0.5	—
Legal settlement	—	—	—	0.8
Remeasurement gain on business combination with Moruga(1)	(2.0)	—	(2.0)	—
Tax effects of adjustments to net income attributable to Mission Produce(2)	(0.7)	(0.2)	(0.9)	(1.0)
Discrete tax adjustment for change in Peruvian tax rates	—	—	—	5.1
Mission Produce adjusted net income	$18.9	$19.1	$9.3	$35.7
Mission Produce adjusted net income per diluted share	$0.27	$0.27	$0.13	$0.50
(1)Includes recognition of deferred implementation costs and non-recurring post-implementation process reengineering costs.
(2)Not deductible for income tax purposes.
(3)Tax effects are calculated using applicable rates that each adjustment relates to.
Adjusted EBITDA

	Three Months Ended July 31,		Nine Months Ended July 31,
(In millions)	2022	2021	2022	2021
Marketing and Distribution adjusted EBITDA	$15.5	$13.1	$19.5	$43.0
International Farming adjusted EBITDA	16.3	17.0	11.1	15.9
Blueberries adjusted EBITDA	(0.2)	—	(0.2)	—
Total reportable segment adjusted EBITDA	31.6	30.1	30.4	58.9
Net income	17.9	18.4	6.9	28.0
Interest expense	1.5	1.0	3.5	2.7
Provision for income taxes	5.4	5.9	3.7	15.3
Depreciation and amortization(1)	7.1	6.1	17.2	13.7
Equity method income(2)	(1.7)	(2.1)	(3.6)	(4.2)
Stock-based compensation	0.9	0.5	2.6	2.0
Legal settlement	—	—	—	0.8
Asset impairment and disposals, net of insurance recoveries	0.2	(0.2)	0.2	(0.2)
Farming costs for nonproductive orchards	0.3	—	1.1	—
ERP costs(3)	1.0	—	3.8	—
Transaction costs	—	—	0.5	—
Remeasurement gain on business combination with Moruga	(2.0)	—	(2.0)	—
Other expense (income)	0.9	0.5	(3.6)	0.8
Noncontrolling interest(4)	0.1	—	0.1	—
Total adjusted EBITDA	$31.6	$30.1	$30.4	$58.9
(1)Approximately $0.3 million of depreciation and amortization was from purchase accounting assets including property, plant and equipment step-up and an intangible asset.
(2)Excludes earnings from Moruga following its consolidation on May 1, 2022. For earnings from Moruga recognized prior to May 1, 2022, the Company’s proportionate share of 60% of earnings were included as they were accounted for under the equity method.
(3)Includes recognition of deferred implementation costs and non-recurring post-implementation process reengineering costs.
(4)Represents net loss attributable to noncontrolling interest plus the impact of non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.
Other Information (Unaudited)
Segment Sales

	Marketing and Distribution	International Farming	Blueberries	Total	Marketing and Distribution	International Farming	Total
	Three Months Ended July 31,
(In millions)	2022				2021
Third party sales	$308.9	$4.0	$0.3	$313.2	$239.6	$7.2	$246.8
Affiliated sales	—	60.6	—	60.6	—	58.9	58.9
Total segment sales	308.9	64.6	0.3	373.8	239.6	66.1	305.7
Intercompany eliminations	—	(60.6)	—	(60.6)	—	(58.9)	(58.9)
Total net sales	$308.9	$4.0	$0.3	$313.2	$239.6	$7.2	$246.8
	Nine Months Ended July 31,
	2022				2021
Third party sales	$794.9	$12.7	$0.3	$807.9	$641.6	$13.1	$654.7
Affiliated sales	—	62.2	—	62.2	—	61.1	61.1
Total segment sales	794.9	74.9	0.3	870.1	641.6	74.2	715.8
Intercompany eliminations	—	(62.2)	—	(62.2)	—	(61.1)	(61.1)
Total net sales	$794.9	$12.7	$0.3	$807.9	$641.6	$13.1	$654.7
Other Information

	Three Months Ended July 31,		Nine Months Ended July 31,
	2022	2021	2022	2021
Pounds of avocados sold (millions)	149.6	167.2	415.1	493.1
Average sales price per pound(1)	$2.03	$1.43	$1.88	$1.30
(1)Calculated by dividing net avocado sales from the Marketing & Distribution segment by the total pounds of avocados sold in the stated period.

	Three Months Ended July 31,		Nine Months Ended July 31,
(In millions)	2022	2021	2022	2021
Sales by type
Avocado	$303.9	$238.4	$781.5	$637.0
Other	9.3	8.4	26.4	17.7
Total net sales	$313.2	$246.8	$807.9	$654.7